Exhibit 10.8

DULUTH HOLDINGS INC.

RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (the “Agreement”) is made and entered into as of the 2nd day of February, 2015, by and between DULUTH HOLDINGS INC., a Wisconsin corporation (the “Company”), and AI Dittrich (the “Executive”).

WITNESSETH:

WHEREAS, the Executive is a key employee of the Company and in order to provide the Executive with incentives to remain employed by the Company and to advance the interests of the Company, the Board of Directors of the Company has determined that it is in the best interest of the Company to provide the Executive with an opportunity to obtain shares of the Company’s common stock on the terms and conditions provided herein; and

WHEREAS, the purpose of this Agreement is to set forth the terms and conditions pursuant to which the Subject Shares (as hereinafter defined) are being transferred to the Executive.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and conditioned upon Executive’s execution of a Restrictive Covenant Agreement, the parties hereto promise and agree as follows:

1. Award of Subject Shares. Subject to Section 9, below, the Executive’s agreements herein, and conditioned upon the Executive’s execution of the Restrictive Covenant Agreement delivered simultaneously with this Agreement and incorporated herein, the Company hereby awards shares of the Company’s Class B non-voting common stock (the “Common Stock”) to the Executive, subject to the terms and conditions set forth in this Agreement. The award shall consist of sixty-six (66) shares of the Common Stock (the “Subject Shares”).

2. Vesting of the Subject Shares. The Subject Shares shall vest as follows:

Vesting Date	Number of Subject Shares Vested	Cumulative Number of Subject Shares Vested
February 1, 2017	33	33
February 1, 2018	33	66

3. Unvested Shares Upon Termination and Change in Control. In the event that the Executive’s employment with the Company is terminated for any reason, all vesting of the subject shares shall immediately cease. Any of the Subject Shares which have not become vested shall be referred to herein as “Unvested Stock.” In the event the Executive’s employment with the Company is terminated for any reason, the Executive shall forfeit all Unvested Stock and all of such Unvested Stock shall revert to the Company. All Unvested Stock that has not been previously forfeited shall be deemed to be fully vested upon a Change in Control. Change in Control shall mean (i) a sale, transfer or other disposition of all or substantially all of the assets of the Company, whether consummated in one transaction or a series of related transactions; or (ii) a sale, transfer or other disposition of a majority interest in all of the issued and outstanding capital stock of the Company, including, without limitation, pursuant to a plan of merger, share exchange or consolidation, to an “Unrelated Purchaser(s).” “Unrelated Purchaser(s)” shall mean (i) any entity which is not directly or indirectly, actually or constructively, an affiliate of or controlled by any of the following: the Company, a subsidiary of the Company or an affiliate of the Company or (ii) any person who is not a stockholder or a member or members of a group consisting of a stockholder’s spouse, issue or a trust created for the primary benefit of the stockholder, his or her spouse or his or her issue.

4. Shareholder Status. Prior to the vesting of the Subject Shares, but only so long as the Executive remains employed by the Company, the Executive shall have (i) the right to vote the Subject Shares on certain matters which the Wisconsin Business Corporation Law provides that all stock, whether voting or non-voting, must be given the right to vote, (ii) the right to receive and retain all regular cash dividends paid or distributed in respect of the Subject Shares if the record date for such dividends is on or after the date of this Agreement (provided that the Executive has properly executed and filed an election under Section 83(b) of the Internal Revenue Code related to the grant of the Subject Shares), and (iii) except as expressly provided otherwise herein, all other rights as a holder of outstanding shares of the Common Stock. Until the Subject Shares fully vest pursuant to Section 2, above, the Company shall retain custody of the stock certificates representing the Subject Shares. As soon as practicable after all of the Subject Shares vest, the Company shall release or cause to be released certificate(s) representing such shares. Notwithstanding the foregoing, the Company shall have the right to delay the delivery of any such shares to be delivered hereunder until (a) the completion of such registration or qualification of the shares under federal, state or foreign law, ruling or regulation as the Company shall deem to be necessary or advisable, and (b) receipt from the Executive of such documents and information as the Company may deem necessary or appropriate in connection with such registration or qualification or the delivery of the Subject Shares hereunder.

5. Stockholders Agreement. By execution of this Agreement, the Executive agrees that the Executive and the Subject Shares shall be bound by the terms and restrictions of the Amended and Restated Stockholders Agreement dated as of December 17, 2001, as amended from time to time among the Company and others (the “Stockholders Agreement”) as if such Executive were an original party thereto. As a condition to the award of the Subject Shares hereunder, the Executive shall execute the Joinder Agreement to the Stockholders Agreement and if applicable, the Spousal Consent and Acknowledgment, each dated as of even date herewith. Both forms are attached hereto as Exhibit A.

6. Warranties of the Executive. The Executive hereby warrants and represents to the Company, which warranties and representations shall be true and correct as of the date hereof and which shall survive the date hereof, as follows:

(a) The Executive has all necessary power and authority to execute and deliver this Agreement and to comply with the provisions hereof;

(b) The execution, delivery and performance of this Agreement and the agreements and instruments relating hereto by the Executive constitute the valid and legally binding obligations of the Executive, enforceable against the Executive in accordance with their respective terms;

(c) Neither the execution and delivery of this Agreement by the Executive, nor the consummation of the transactions hereby, will violate or constitute a breach of any agreement, instrument or restriction to which the Executive is a party or by which the Executive is bound;

(d) That (i) the Executive is accepting the Subject Shares solely for the Executive’s own account for investment and not on behalf of other persons or with a view to the distribution or resale thereof; (ii) the Executive’s financial condition is such that the Executive is not under any present necessity or constraint to dispose of the Subject Shares to satisfy any existing or contemplated debt or undertaking; (iii) the Executive has no present or contemplated agreement, understanding, arrangement, obligation, indebtedness or commitment providing for or which is likely to provide for a disposition in any manner of the Subject Shares and is not aware of any circumstances presently in existence which are likely to promote in the future any disposition by the Executive of the Subject Shares; and (iv) the Executive does not have in mind any sale of the Subject Shares upon the occurrence or nonoccurrence of any predetermined or undetermined event or circumstance; and

(e) That (i) the Executive is aware that the Subject Shares have not been registered (nor is registration contemplated) under the Securities Act of 1933, as amended (the “Act”), and accordingly, that federal and state securities laws require that the Subject Shares be held indefinitely unless they are subsequently registered under such Act or unless, in the opinion of counsel for the Company, a sale or transfer may be made without registration thereunder; (ii) the Executive fully understands that the Company is under no obligation, and has not given any commitment whatsoever, to register the Subject Shares or the sale thereof under the Act; (iii) the Executive acknowledges and agrees that the Executive has had access to sufficient information to enable the Executive, because of the Executive’s knowledge and experience in financial and business matters, to evaluate the risks of this investment and to make an informed decision; (iv) the Executive further understands that the Executive must bear the economic risk of the Executive’s investment in the Subject Shares for an indefinite period of time; and (v) the Executive agrees that the Subject Shares may bear a legend restricting the transfer thereof consistent with the foregoing.

7. Warranties of the Company. The Company hereby warrants and represents to the Executive, which warranties and representations shall be true and correct as of the date hereof and which shall survive the Closing, as follows:

(a) The Company has all necessary power and authority to execute and deliver this Agreement and the agreements and instruments relating hereto and to comply with the provisions hereof;

(b) The execution, delivery and performance of this Agreement and the agreements and instruments relating hereto by the Company constitute the valid and legally binding obligations of the Company, enforceable against it in accordance with their respective terms;

(c) Neither the execution and delivery of this Agreement by the Company, nor the consummation of the transactions hereby, will violate or constitute a breach of any agreement, instrument or restriction to which it is a party or by which it is bound; and

(d) The Subject Shares, when validly issued, will be fully paid and nonassessable.

8. Indemnification. Each party hereto agrees to indemnify and hold harmless the other party upon demand from and against any and all liabilities, damages, costs and expenses (including reasonable attorneys’ fees) resulting from any breach by such party of any warranty, representation or agreement hereunder.

9. Taxes. As a condition of accepting this award, the Executive hereby agrees to complete and file an election under Section 83(b) of the Internal Revenue Code, in the form attached hereto as Exhibit B, to treat the fair market value of the Subject Shares as taxable income for the year of the award, whether such Subject Shares are vested or not. The Executive shall forfeit the award if he or she does not complete and file a timely election under Section 83(b) of the Internal Revenue Code. The Company shall require the payment of or withhold any income or withholding tax which it believes is payable as a result of the award of the Subject Shares or any payments thereon or in connection therewith, and the Company may defer making delivery with respect to the Subject Shares until arrangements satisfactory to the Company have been made with regard to any such withholding obligation. To assist the Executive with the payment of such taxes when the Executive makes the Section 83(b) election, the Company shall pay to the Executive additional compensation in the amount of $381,226.15. The Company shall apply this amount, after deduction of appropriate withholding taxes, to the Executive’s income and withholding tax obligations resulting from the award of the Subject Shares to the Executive.

10. No Employment Rights. This Agreement shall not confer upon the Executive any right with respect to continuation of employment by the Company, nor shall it interfere in any way with the right of the Company to terminate the Executive’s employment at any time.

11. Adjustments. In the event of any change in the outstanding Common Stock of the Company by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger, sale or similar event, the Company shall be authorized to adjust the Subject Shares or substitute new securities for the Subject Shares in an equitable manner. In the event of a merger, sale or similar event in which any shares of stock of another company (the “Consideration Shares”) are received as all or part of the consideration for the issued and outstanding shares of the Common Stock, the Company shall substitute an equitable number of the Consideration Shares for the Subject Shares. After such substitution, the Consideration Shares shall be treated the same as the Subject Shares for purposes of this Agreement and this Agreement shall continue and remain valid in all respects.

12. Notices. Any notice to be given to the Company under the terms of this Agreement shall be deemed to be given and received in all respects (i) when personally delivered, (ii) when sent via reputable overnight courier service, or (iii) three (3) days after being deposited in the United States mail, registered or certified mail, postage prepaid, return receipt requested, in each case addressed to the address of the Executive as the same shall appear on the stock transfer book of the Company, or, in the case of the Company, the principal office of the Company.

13. Pronouns; Headings. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice-versa. The headings of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

14. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

15. Amendment. This Agreement may be amended or modified only by a written instrument executed by each of the parties hereto.

16. Governing Law. This Agreement and all matters arising hereunder or in connection herewith shall be determined in accordance with the internal laws of Wisconsin without regard to principles and conflicts of law.

17. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and permitted assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, this Agreement and the rights and obligations hereunder shall not be assignable or transferable by the Executive.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.

19. Tax Reimbursement. In the event that the Executive makes the Section 83(b) election and the Executive’s employment is subsequently terminated by the Company without Cause (as defined in the Stockholders Agreement), the Company shall reimburse the Executive for one-half of the income taxes paid (at the 48% rate) in connection with the Section 83(b) election that are attributable to any Unvested Stock (excluding any taxes paid in connection with the additional compensation) at the time of such termination.

[Signature page and exhibits follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be effective as of the date first written above.

COMPANY:

DULUTH HOLDINGS INC.

By:	/s/ Stephen L. Schlecht
Stephen L. Schlecht, Executive Chairman

EXECUTIVE:

/s/ Al Dittrich
Al Dittrich